                            ASSET PURCHASE AGREEMENT
                            ------------------------


         THIS ASSET PURCHASE AGREEMENT, dated as of June 26, 1997, between FATS, Inc., a Delaware corporation ("Buyer"), and SBS Technologies, Inc., a New Mexico corporation ("Seller").

         WHEREAS, Seller is, among other things, engaged through its Interactive Computer-Assisted Training ICAT ("ICAT") division in the business of small arms simulation and training systems; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on a going concern basis, substantially all of the assets, properties, goodwill, and business of ICAT, all on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

         1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this SECTION 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

         "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, including without limitation any officer or director of such Person.

         "AGREED ACCOUNTING PRINCIPLES" means generally accepted accounting principles consistently applied, PROVIDED that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the financial statements included in
SCHEDULE 5.3; PROVIDED FURTHER that, notwithstanding the foregoing,

Agreed Accounting Principles shall include the accounting policies and be subject to the exceptions described in SCHEDULE 1.1.

         "ASSUMED LIABILITIES" has the meaning specified in SECTION 2.3.

         "BALANCE SHEET" means the unaudited balance sheet of ICAT as of April 30, 1997 included in SCHEDULE 5.3.

         "BALANCE SHEET DATE" means April 30, 1997.

         "BUSINESS" has the meaning specified in SECTION 2.1.

         "BUYER" has the meaning specified in the first paragraph of this Agreement.

         "BUYER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

         "BUYER GROUP MEMBER" means Buyer and its Affiliates and their respective successors and assigns, including without limitation any employees or agents of Buyer acting within the scope of his or her employment or agency.

         "CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

         "CLAIM NOTICE" has the meaning specified in SECTION 10.3.

         "CLOSING" means the closing of the transfer of the Purchased Assets from Seller to Buyer.

         "CLOSING DATE" has the meaning specified in SECTION 4.1.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated April 1997 between Buyer and Seller.

         "CONTAMINANT" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

         "COPYRIGHTS" means United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same.

         "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

         "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

         "ENVIRONMENTAL LAW" means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS" has the meaning specified in SECTION 2.2.

         "EXPENSES" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

         "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

         "GOVERNMENTAL PERMITS" has the meaning specified in SECTION 5.8.

         "ICAT" has the meaning specified in the first recital to this Agreement.

         "ICAT PROPERTY" means any personal property, equipment, unit, or other asset owned, leased or operated by Seller and used in the Business.

         "INSTRUMENT OF ASSIGNMENT" means the Instrument of Assignment in the form of EXHIBIT A.

         "INSTRUMENT OF ASSUMPTION" means the Instrument of Assumption in the form of EXHIBIT B.

         "INTELLECTUAL PROPERTY" means Copyrights, Patent Rights, Trademarks and Trade Secrets.

         "IRS" means the Internal Revenue Service.

         "LOSSES" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

         "OSHA" means the Occupational Safety and Health Act, 29 U.S.C.
Section 651 ET SEQ., any amendment thereto, any successor statute, and any regulations promulgated thereunder.

         "OWNED SOFTWARE" has the meaning specified in SECTION 5.11(E).

         "PATENT RIGHTS" means United States and foreign patents, patent applications, continuations, continuations-in-part, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto.

         "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

         "PURCHASE PRICE" has the meaning specified in SECTION 3.1.

         "PURCHASED ASSETS" has the meaning specified in SECTION 2.1.

         "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 ET SEQ., and any successor statute, and any regulations promulgated thereunder.

         "RELEASE" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any ICAT Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or ICAT Property.

         "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

         "SELLER" has the meaning specified in the first paragraph of this Agreement.

          "SELLER AGREEMENTS" has the meaning specified in SECTION 5.16.

         "SELLER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

         "SELLER GROUP MEMBER" means Seller and its Affiliates and their respective successors and assigns, including without limitation any employees or agents of Buyer acting within the scope of his or her employment or agency.

         "SOFTWARE" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form.

         "TAX" means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

         "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

         "TRADEMARKS" means United States, state and foreign trademarks, service marks, logos, trade dress and trade names, whether registered or unregistered, and pending applications to register the foregoing.

         "TRADE SECRETS" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

                                   ARTICLE II

                               PURCHASE AND SALE
                               ------------------

         2.1. PURCHASED ASSETS. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, on a going concern basis, free and clear of all Encumbrances substantially all of the business and operations of Seller related to ICAT (such business and operations being herein called the "BUSINESS") and substantially all of the assets and properties of Seller of every kind and description, wherever located, personal tangible or intangible, used primarily in connection with the Business as the same shall exist on the Closing Date (herein collectively called the "PURCHASED ASSETS"), including, without limitation, all right, title and interest of Seller in, to and under:

         (a) all of the assets noted as "assumed" by Buyer on SCHEDULE 5.3 on the Balance Sheet, except those disposed of or converted into cash after the Balance Sheet Date in the ordinary course of business prior to the Closing Date, and except the billed accounts receivable as of the Closing Date;

         (b) all raw materials, supplies, work-in-process and other materials included in the inventory of ICAT as of June 24, 1997 as listed on SCHEDULE 2.1(B);

         (c) the machinery, equipment, vehicles, furniture and other personal property of ICAT listed or referred to in SCHEDULE 5.9 and all software loaded on computers listed in SCHEDULE 5.9 (without warranty as to any Encumbrances as to such software);

         (d)  the personal property leases listed in SCHEDULE 5.10;

         (e) the Copyrights, Patent Rights and Trademarks (and all goodwill associated therewith), and the agreements, contracts, licenses, sublicenses, assignments and indemnities, listed in SCHEDULE 5.11 (excluding Collaboration Agreement with Thomson Training & Simulation Limited and agreement with American Laser Games);

         (f) the contracts and agreements marked as "assumed" and listed or described in SCHEDULE 5.15;

         (g) all Trade Secrets and other proprietary or confidential information used in or relating to the Business;

         (h)  the Software and other assets listed in SCHEDULE 5.11;

         (i) all of Seller's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of ICAT arising out of transactions occurring prior to the Closing Date, with the specific exclusion of (i) billed accounts receivable as of the Closing Date, and (ii) any and all claims of Seller against Virtual Systems Group, Inc.; and

         (j) all books and records (including all data and other information stored on discs, tapes or other media) of Seller relating to the assets, properties, business and operations of ICAT.

         2.2. EXCLUDED ASSETS. Notwithstanding the provisions of SECTION 2.1, the Purchased Assets shall not include the following (herein referred to as the "EXCLUDED ASSETS"):

         (a) all cash, bank deposits, cash equivalents, and billed accounts receivable as of the Closing Date of Seller;

         (b) Seller's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of ICAT which may arise in connection with the discharge by Seller of the Excluded Liabilities;

         (c) all contracts or policies of insurance;

         (d) Seller's employee benefit agreements, plans or arrangements listed in SCHEDULE 5.13(B) or otherwise maintained by Seller on behalf of persons employed by Seller.

         (e) all refunds of any Tax which Seller is due pursuant to SECTION 7.2(C).

         (f) Seller's real property interests, including any leasehold or option interests.

         (g) Any rights allocated to Seller regarding the WTET Program in accordance with Section 6.6 INFRA.

         (h) All agreements identified on Schedule 2.2(H)(1) (the "Forefront Agreements") with Forefront Graphics Corporation ("Forefront") except that
    (i) Seller shall use its best efforts to cause Forefront to amend the Forefront Agreements to agree to assignment to and assumption by Buyer of the Forefront Agreements and to incorporate 30-day termination provisions in each of the Forefront Agreements in form attached hereto as SCHEDULE 2.2(H)(2) (the "Amendment"); (ii) Buyer shall pay to Forefront all amounts due to Forefront, if any, under the Forefront Agreements in connection with any applicable unexpired sales quotes listed on SCHEDULE 2.3(D); (iii) in the event Forefront executes the Amendment within thirty (30) days hereof,
    (A), Buyer shall IPSO FACTO assume the amended Forefront Agreements, and
    (B) Buyer agrees to discuss in good faith possible additional relationships with Forefront in connection with Buyer's business in Canada; and (iv) in the event Forefront fails to execute the Amendment within thirty (30) days hereof, Buyer shall subcontract to Seller at a cost in accordance with the Forefront Agreements all warranty obligations of Buyer which are Assumed Liabilities under Seller Agreements for which Forefront has a contractual obligation to provide such warranty work, and Seller shall cause Forefront to do such warranty work.

         (i) the contracts and agreements marked as "not assumed" and listed or described in SCHEDULE 5.15.

         2.3. ASSUMED LIABILITIES. On the Closing Date, Buyer shall assume and agree to discharge the following obligations and liabilities of Seller:

         (a) all of Seller's warranty obligations to customers, whenever arising, under those contracts and agreements listed in SCHEDULE 5.15 and identified as Schedule of all Product Warranty Obligations Assumed by Buyer;

         (b) all liabilities and obligations of Seller to be paid or performed after the Closing Date under the Seller Agreements listed in SCHEDULE 5.15 and marked as "assumed";

         (c)  all obligations identified on SCHEDULE 5.5;

         (d) all valid unexpired sales quotes as of the Closing Date, as listed on Schedule 2.3(D).

All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the "ASSUMED LIABILITIES."

         2.4. EXCLUDED LIABILITIES. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the "EXCLUDED LIABILITIES") and, notwithstanding anything to the contrary in SECTION 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:

         (a) any liabilities in respect of Taxes for which Seller is liable pursuant to SECTION 7.2;

         (b) any intercompany payables and other liabilities or obligations of ICAT to Seller or any of its Affiliates;

         (c) any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

         (d)  any liabilities or obligations in respect of any Excluded Assets;

         (e) any liabilities in respect of the claims or proceedings described in SCHEDULE 5.17;

         (f) accrued liabilities of any kind (except for warranty obligations on Seller Agreements listed on Schedule 5.15 and marked as "assumed") required to be reflected on the Balance Sheet prepared in accordance with the Agreed Accounting Principles which were not reflected thereon as a dollar amount;

         (g) any liabilities and obligations related to, associated with or arising out of (i) the occupancy, operation, use or control of any of Seller's or ICAT's Property on or prior to the Closing Date or (ii) the operation of the Business on or prior to the Closing Date, in each case incurred or imposed by any Environmental Law, including, without limitation, any Release of any Contaminant on, at or from (1) the ICAT Property, (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property) or (2) any real property or facility owned by a third Person to which Contaminants generated by the Business were sent prior to the Closing Date;

         (h) any product liability or claims for injury to person or property, regardless of when made or asserted, relating to products manufactured, distributed or sold by ICAT or services performed by ICAT prior to the Closing Date.

         (i) any obligations of Seller to its employees, including without limitation any expenses of Seller's employees, incurred prior to the Closing Date.


                                  ARTICLE III

                                PURCHASE PRICE
                                --------------

         3.1. PURCHASE PRICE. The purchase price for the Purchased Assets (the "PURCHASE PRICE") shall be equal to two million dollars (U.S. $2,000,000.00).

         3.2.  ALLOCATION OF PURCHASE PRICE.   Within 30 days following the
Closing Date, Buyer and Seller shall agree to a schedule (the "ALLOCATION SCHEDULE") allocating the Purchase Price among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with
Section 1060 of the Code and the regulations thereunder. Buyer and Seller each agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Buyer and Seller each agrees to provide the other promptly with any other information required to complete Form 8594.

                                  ARTICLE IV

                                    CLOSING
                                    -------

         4.1. CLOSING DATE. The Closing shall be consummated on or before 11:00 A.M., on June 30, 1997 (or such later date as may be mutually agreed upon by Buyer and Seller) after the conditions set forth in ARTICLES IX and X have been satisfied, at the offices of Kemp, Smith, Duncan & Hammond, 500 Marquette Street, Suite 1200, Albuquerque, New Mexico, or at such other place as shall be mutually agreed upon by Buyer and Seller. The time and date on which the Closing is actually held are sometimes referred to herein as the "CLOSING DATE."

         4.2. PAYMENT ON THE CLOSING DATE. Subject to fulfillment or waiver of the conditions set forth in ARTICLE IX, at Closing Buyer shall pay Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to the account in the United States specified by Seller in writing to Buyer at least two business days prior to the Closing.

         4.3. BUYER'S ADDITIONAL DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in ARTICLE IX, at Closing Buyer shall deliver to Seller all the following:

         (a) Copies of Buyer's Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

         (b) Certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

         (c) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the Certificate of Incorporation of Buyer since a specified date; (ii) the by-laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

         (d) The Instrument of Assumption duly executed by Buyer, contained in EXHIBIT B;

         (e) The certificate contemplated by SECTION 9.1, duly executed by the President, Treasurer, or any Vice President of Buyer;

         (f) Certificates (or other evidence) that Buyer is duly licensed to purchase, own and sell Class 1 and Class 2 firearms; and

         (g) Opinion of counsel to Buyer substantially in the form contained in EXHIBIT C;

         4.4. SELLER'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in ARTICLE IX, at Closing Seller shall deliver to Buyer all the following:

         (a) Copies of the Certificate of Incorporation of Seller certified as of a recent date by the State Corporation Commission of the State of New Mexico;

         (b) Certificate of good standing of Seller issued as of a recent date by the State Corporation Commission of the State of New Mexico;


         (c) Certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Incorporation of Seller since a specified date; (ii) the by-laws of Seller; (iii) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreement;

         (d) Opinion of counsel to Seller substantially in the form contained in EXHIBIT D;

         (e) The Instrument of Assignment duly executed by Seller, contained in EXHIBIT A;

         (f) Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

         (g) All consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

         (h) The certificates contemplated by SECTION 8.1, duly executed by the authorized officer of Seller;

         (i) Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

    In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.

                                      ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF SELLER
                       ----------------------------------------

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer and agrees as follows:

         5.1. ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico. Seller is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in SCHEDULE 5.1, which jurisdictions are the only ones in which the ownership or leasing of the Purchased Assets or the conduct of the Business requires such qualification. No other jurisdiction has demanded, requested or otherwise indicated to Seller that Seller is required so to qualify on account of the ownership or leasing of the Purchased Assets or the conduct of the Business. Seller has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

         True and complete copies of the certificate or articles of incorporation and all amendments thereto and of the By-laws, as amended to date, of Seller have been delivered to Buyer.

         5.2. AUTHORITY OF SELLER. Seller has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by Seller's board of directors and do not require any further authorization or consent of Seller or its stockholders. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by Seller will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

         Except as set forth in SCHEDULE 5.16, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (1) the charter or By-laws of Seller, (2) any Seller Agreement, (3) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, (4) any Court Order to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, or (5) to the actual knowledge of Seller, any Requirements of Laws affecting Seller or the Purchased Assets.

         5.3. FINANCIAL STATEMENTS. (a) SCHEDULE 5.3 contains (i) the unaudited balance sheet of ICAT as of June 30, 1996, and the statements of income for the years ended June 30, 1994, June 30, 1995, and June 30, 1996, and
(ii) the unaudited balance sheet of ICAT as of April 30, 1997 and the related statement of income for the ten (10) months then ended. Except as set forth therein, such balance sheets and statements of income have been prepared in conformity with generally accepted accounting principles consistently applied, and to the actual knowledge of Seller, such balance sheets and related statements of income present fairly the financial position and results of operations of ICAT as of their respective dates and for the respective periods covered thereby.

    (b) Seller agrees to cooperate with Buyer to provide such additional existing documentation or verification of Seller's financial statements as is reasonably requested by Buyer.

         5.4. OPERATIONS SINCE BALANCE SHEET DATE. (a) Except as set forth in SCHEDULE 5.4(A), since the Balance Sheet Date, there has been:

         (i) no material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of ICAT, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future; and

         (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Business.

    (b) Except as set forth in SCHEDULE 5.4(B), since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, Seller has not, in respect of the Business:

         (i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from ICAT to Seller or any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by ICAT after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

         (ii) cancelled any debts owed to or claims held by ICAT (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

         (iii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money in respect of ICAT (other than money borrowed or advances from Seller or any of its Affiliates in the ordinary course of the Business consistent with past practice) or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

         (iv) accelerated billing of any notes or accounts receivable generated by the Business that would have otherwise been billed in the ordinary course of the Business consistent with past practice on or after the Closing Date;

         (v) delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

         (vi) allowed the levels of raw materials, supplies, work-in-process or other materials included in the inventory of ICAT to vary in any material respect from the levels customarily maintained in the Business;

         (vii) made, or agreed to make, any payment of cash or distribution of assets to Seller or any of its Affiliates (other than cash realized upon collection of receivables in the ordinary course of the Business); or

         (viii) other than as set forth in SCHEDULE 5.4(B), instituted any increase in any compensation payable to any employee of Seller with respect to the Business or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of Seller with respect to the Business; or

         (ix) made any change in the accounting principles and practices used by Seller from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended.

         5.5.  NO UNDISCLOSED LIABILITIES.  Except as set forth in SCHEDULE
5.5, Seller, to its actual knowledge, is not subject, with respect to the Business, to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of the Business after the Balance Sheet Date.

         5.6. TAXES. Except as set forth in SCHEDULE 5.6, (i) Seller has, in respect of the Business and the Purchased Assets, filed all Tax Returns which are required to be filed and have paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable;
(ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid in respect of the Business and the Purchased Assets; (iii) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Business or the Purchased Assets and, to Seller's actual knowledge, no basis exists therefor; (iv) Seller has not waived or been requested to waive any statute of limitations in respect of Taxes associated with the Business or the Purchased Assets; (v) all monies required to be withheld by Seller from employees for income Taxes and social security and other payroll Taxes in connection with the Business have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; and (vi) following the Closing Date, pursuant to any agreement or arrangement entered into by Seller on or prior to the Closing Date, Buyer will not be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the

Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         5.7. AVAILABILITY OF ASSETS. (a) Except as set forth in SCHEDULE 5.7 and except for the Excluded Assets, the Purchased Assets constitute substantially all the assets used in the Business (including, but not limited to, all books, records, computers and computer programs and data processing systems, but specifically excepting computers, software, and business information systems used generally by Seller in its other business activities which are also used to support the Business), and are in good condition (subject to normal wear and tear).

         (b) EXCEPT AS EXPRESSLY CONTAINED IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND WITH RESPECT TO TANGIBLE PROPERTY CONSTITUTING ANY OF THE PURCHASED ASSETS (THE "TANGIBLE PURCHASED ASSETS"), INCLUDING WITHOUT LIMITATION ANY WARRANTIES, EXPRESS OR IMPLIED, OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY , AND EXCEPT AS EXPRESSLY CONTAINED IN THIS AGREEMENT, BUYER HEREBY ACKNOWLEDGES THAT BUYER IS PURCHASING THE TANGIBLE PURCHASED ASSETS "AS IS, WHERE IS," WITH ALL FAULTS, AND WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, OF ANY KIND.

         (c) SCHEDULE 5.7 sets forth a description of all material services provided by Seller or any Affiliate of Seller with respect to the Business utilizing either (i) assets not included in the Purchased Assets or (ii) employees not listed in SCHEDULE 5.13(F) and the manner in which the costs of providing such services have been allocated to the Business.

         5.8. GOVERNMENTAL PERMITS. Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from any Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted (herein collectively called the "GOVERNMENTAL PERMITS"). SCHEDULE 5.8 sets forth a list and brief description of each Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Permits have heretofore been made available to Buyer by Seller.

         5.9. PERSONAL PROPERTY. SCHEDULE 5.9 contains a detailed list as of April 30, 1997 of all machinery, equipment, vehicles, furniture and other personal property owned by Seller having an original cost of $1,000.00 or more and used in or relating to the Business.

         5.10. PERSONAL PROPERTY LEASES. SCHEDULE 5.10 contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Business.

         5.11. INTELLECTUAL PROPERTY AND SOFTWARE. (a) SCHEDULE 5.11 contains a list and description (showing in each case any product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and number, if any) of all Copyrights, Patents and Trademarks (including all assumed or fictitious names under which Seller is conducting the Business or has within the previous five years conducted the Business) owned by, licensed to or used by Seller in connection with the conduct of the Business.

         (b) SCHEDULE 5.11 also contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to, or used by Seller in the conduct of the Business (excluding commercial off the shelf Software licensed to Seller that is available in consumer retail stores and subject to "shrink-wrap" license agreements).

         (c) Except as disclosed in SCHEDULE 5.11, Seller either: (i) owns the entire right, title and interest in and to the Intellectual Property and Software included in the Purchased Assets, free and clear of any Encumbrance; or
(ii) has the perpetual, paid-up, royalty-free right to use the same.

         (d) Except as set forth in SCHEDULE 5.11, to Seller's actual knowledge, no infringement of any Intellectual Property Right of any other Person has occurred or results in any way from the operations of the Business, no claim of any infringement of any Intellectual Property Right of any other Person has been made or asserted in respect of the operations of the Business and Seller has not had notice of, or knowledge of any basis for, a claim against Seller that the operations, activities, products, software, equipment, machinery or processes of the Business infringe any Intellectual Property Right of any other Person.

         (e) Except as disclosed in SCHEDULE 5.11: (i) the Software included in the Purchased Assets is not subject to any transfer, assignment, site, equipment, or other operational limitations; (ii) Seller has maintained and protected the Software included in the Purchased Assets that it owns (the "OWNED SOFTWARE") (including, without limitation, all source code and system specifications) with appropriate proprietary notices (including, without limitation, the notice of copyright in accordance with the requirements of 17 U.S.C. Section 401), confidentiality and non-disclosure agreements and such other measures as are standard in the industry to protect the proprietary, trade secret or confidential information contained therein; (iii) Seller has copies of all releases or separate versions of the Owned Software; (iv) to the actual knowledge of Seller, Seller has complete and exclusive right, title and interest in and to the Owned Software purchased from third parties; (v) Seller has complete and exclusive right, title and interest in and to the Owned Software developed through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of Seller); (vi) to the actual knowledge of Seller, the Owned Software does not infringe any Intellectual Property Right of any other Person; (vii) any Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or "proprietary") language used for the development, maintenance, implementation and use thereof and (viii) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person, except as shown on SCHEDULE 5.16.

         (f) Except as disclosed in SCHEDULE 5.11, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of Seller either: (i) is a party to a "work-for-hire" agreement under which Seller is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of Seller (or such predecessor in interest, as applicable) of all right, title and interest in such material.

         (g) Seller has made available to Buyer all technical drawings, specifications, and code regarding all ICAT Products purchased hereunder.

         (h) SCHEDULE 5.11 identifies all video disks and film used in the Business.

         5.12. INVENTORIES. The inventories of ICAT (including raw materials, supplies, work-in-process, finished goods and other materials) (i) are in good, merchantable and useable condition, (ii) are reflected in the Balance Sheet and will be reflected in the Balance Sheet at the average cost in accordance with generally accepted accounting principles and (iii) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other inventories are of a quality and quantity useable in the ordinary course of business. The inventory obsolescence policies of ICAT are appropriate for the nature of the products sold and the marketing methods used by ICAT, the reserve for inventory obsolescence contained in the Balance Sheet fairly reflects the amount of obsolete inventory as of the Balance

Sheet Date, and the reserve for inventory obsolescence contained in Balance Sheet fairly reflects the amount of obsolete inventory as of the Balance Sheet Date.

         5.13. EMPLOYEES AND RELATED AGREEMENTS; ERISA. (a) Except as described in SCHEDULE 5.13(A), Seller is not, with respect to the Business, a party to or bound by any oral or written:

         (i) employee collective bargaining agreement, employment agreement (other than employment agreements terminable by Seller without premium or penalty on notice of 30 days or less under which the only monetary obligation of Seller is to make current wage or salary payments and provide current fringe benefits), consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete;

         (ii) contract or agreement with any officer, director or employee (other than employment agreements disclosed in response to clause (i) or excluded from the scope of clause (i)), agent, or attorney-in-fact of Seller; or

         (iii) stock option, stock purchase, bonus or other incentive plan or agreement.

    (b) There is no pending or, to the actual knowledge of Seller, threatened claim which alleges any violation of ERISA or any other law (i) by or on behalf of any of Seller's ERISA Benefit Plans or (ii) by any employee of Seller or any plan participant or beneficiary against any such plan.

    (c) SCHEDULE 5.13(F) contains: (i) a list of all employees or commissioned salespersons of ICAT as of May 30, 1997 whose then current annual compensation was in excess of $10,000; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of Seller) provided by Seller to any such employees or salespersons; (iii) a list of all present or former employees or commission salespersons of ICAT paid in excess of $5,000 in calendar year 1996 who have terminated or given notice of their intention to terminate their relationship with Seller or ICAT since June 1, 1996; (iv) a list of any increase, effective after December 31, 1996, in the rate of compensation of any employees or commission salespersons if such increase exceeds ten percent (10%) of the previous annual salary of such employee or commission salesperson; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of December 31, 1996 was in excess of $25,000 per annum.

    (d) Except as set forth in SCHEDULE 5.13(G), (i) to the actual knowledge of Seller, ICAT is not involved in any transaction or other situation with any employee, officer, director or Affiliate of Seller which may be generally characterized as a "conflict of interest", including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of ICAT, and (ii) there are no situations with respect to the Business which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (E) any investigation by the Securities and Exchange Commission or any other federal, foreign, state or local government agency or authority.

         5.14. EMPLOYEE RELATIONS. Except as set forth in SCHEDULE 5.14, Seller to its actual knowledge has complied in respect of the Business with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Seller believes that its relations with the employees of ICAT are satisfactory. Seller is not a party to, and ICAT is not affected by or threatened with, to the actual knowledge of Seller, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of ICAT. Neither Seller nor ICAT is materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of ICAT. SCHEDULE 5.14 sets forth a description of any union organizing or election activities involving any non-union employees of ICAT which have occurred since January 1, 1996 or, to the knowledge of Seller, are impending as of the date hereof.

         5.15. CONTRACTS. Except as set forth in SCHEDULE 5.15 or any other Schedule hereto, Seller is not, with respect to the Business, a party to or bound by:

         (i)  any purchase contracts to or from any third party;

         (ii) any contract for the purchase, licensing or development of software to be used by ICAT;

         (iii) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

         (iv) any agreement which provides for, or relates to, the incurrence by Seller of debt secured by any of the Purchased Assets for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

         (v)  any contract not made in the ordinary course of the Business; or

         (vi) any other contract, agreement, commitment, understanding or instrument which is material to ICAT or the Business.

Seller will use its reasonable best efforts to assist in causing the contract with Ontario Ministry of the Solicitor General and Correctional Services to be assigned to Buyer.

         5.16. STATUS OF CONTRACTS. Except as set forth in SCHEDULE 5.16 or in any other Schedule hereto, each of the leases, contracts and other agreements listed in SCHEDULE 5.15 (collectively, the "SELLER AGREEMENTS") constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except as set forth in SCHEDULES 5.4(A) AND 5.4 (B), and except for those Seller Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Seller has fulfilled and performed its obligations under each of the Seller Agreements, and Seller is not in, or, to the actual knowledge of Seller, alleged to be in, breach or default under, nor (except as set forth in SCHEDULE 5.16) is there or, to the actual knowledge of Seller, is there alleged to be any basis for termination of, any of the Seller Agreements and no other party to any of the Seller Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or by any such other party. Seller is not currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Seller Agreements have heretofore been made available to Buyer by Seller.

         5.17. NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in SCHEDULE 5.17:

         (i) the Purchased Assets and their uses comply with all applicable Requirements of Laws and Court Orders;

         (ii) Seller has complied with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets or the Business;

         (iii) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the actual knowledge of Seller, threatened against or affecting Seller in respect of the Purchased Assets or the Business nor, to the actual knowledge of Seller, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Purchased Assets or the Business;

         (iv) there is no action, suit or proceeding pending or, to the actual knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

         (v) to the actual knowledge of Seller, no legislative or regulatory proposal has been adopted or is pending which could adversely affect the Business.

         5.18.  ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 5.18:

         (i) to the actual knowledge of Seller, the operations of the Business comply with all applicable Environmental Laws; and

         (ii) to the actual knowledge of Seller, Seller has, in respect of the Business, obtained all environmental, health and safety Governmental Permits necessary for its operation, and all such Governmental Permits are in good standing and Seller is in compliance with all terms and conditions of such permits.

         5.19. CUSTOMERS AND SUPPLIERS. Set forth in SCHEDULE 5.19 hereto is (i) a list of names and addresses of the significant customers and suppliers of Seller in respect of the Business and the type of supplies purchased from each such supplier, and (ii) copies of the forms of purchase order for inventory and other supplies and sales contracts for finished goods used by Seller in respect of the Business. Except as set forth in SCHEDULE 5.19, to the actual knowledge of Seller, there exists no actual or threatened termination, cancellation or limitation of, the business relationship of Seller with any customer or group of customers whose purchases individually or in the aggregate are material to the operations of the Business, or with any supplier or group of suppliers whose sales individually or in the aggregate are material to the operations of the Business.

         5.20. WARRANTIES. SCHEDULE 5.20 sets forth (i) a specimen copy of the form of written warranties covering products and services sold by ICAT which have not yet expired; and (ii) a summary of the warranty expense incurred by ICAT during each of its last three fiscal years.

         5.21. NO FINDER. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         5.23. FINANCIAL PROJECTIONS. Seller has made available to Buyer certain financial projections with respect to the Business, which projections were prepared for internal use only. Seller makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved or otherwise.

         5.24.  NO UNDISCLOSED WARRANTY OBLIGATIONS.  Except as set forth in
SCHEDULE 5.24 hereto, there are not, to Seller's actual knowledge, any claims or assertions by any customer of Seller that any defects, repairs, or other work which is or is alleged to be covered by Seller's warranty agreements(s) are outstanding, pending, or unperformed.

                                  ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF BUYER
                   ---------------------------------------

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

         6.1. ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

         6.2. AUTHORITY OF BUYER. Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

    Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

         (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Certificate of Incorporation or By-laws of Buyer, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Laws affecting Buyer; or

         (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person (except as provided under federal or state securities laws and regulations); or, if such consent, approval, authorization, or act is required, it has been obtained by Buyer.

         6.3. NO FINDER. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         6.4. NO INSOLVENCY. Buyer is not currently insolvent, nor shall the consummation of the transactions contemplated by this Agreement by Buyer render Buyer insolvent or unable to meet its financial obligations as they come due.

         6.5. FIREARMS PERMITS.   Buyer owns all firearms licenses and permits
sufficient to acquire from Seller Class 1 and Class 2 firearms as portions of the Purchased Assets. Buyer has delivered, or shall deliver at Closing, to Seller a copy of such license(s) and permit(s), which shall be effective as of the Closing Date.

         6.6. WTET PROGRAM.

              a. Seller is a party to a certain Weapons Team Engagement Commercialization Agreement, Number N0014-96-2-5000, with the Office of Naval Research (the "WTET Agreement"), which Buyer has reviewed. Buyer and Seller agree to cooperate and use their best efforts in seeking novation of the WTET Agreement. Buyer agrees, until novation of the WTET Agreement is effective, to perform by subcontract with Seller on terms mutually agreeable to Seller and Buyer, certain work under the WTET Agreement. Between the date hereof and novation, Buyer agrees to defend, indemnify, and hold Seller harmless from all liability arising on or after the Closing Date in connection with the WTET Agreement, unless caused by Seller prior to novation.

              b. Any and all payments under the WTET Agreement made after the date hereof shall be payable to Buyer.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS
                             ---------------------

         7.1. COVENANT NOT TO COMPETE OR SOLICIT BUSINESS. (a) In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, Seller covenants and agrees that, for a period ending on the fifth (5th) anniversary of the Closing Date, neither Seller nor any of its Affiliates will:

         (i) directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the Business of ICAT anywhere throughout the world (it being understood by the parties hereto that the Business of ICAT is worldwide in nature, and that such business may be engaged in effectively from any location throughout the world); or

         (ii) induce or attempt to persuade any employee, agent or customer of Buyer to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business;

PROVIDED, HOWEVER, that nothing set forth in this SECTION 7.1 shall prohibit Seller or its Affiliates from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ market system.

    (b) Except as specifically set forth in Schedules 5.11 and 5.13(G), Seller covenants and agrees that neither it nor any of its Affiliates will divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Buyer or its Affiliates.

    (c) In the event Seller or any Affiliate of Seller violates any of its obligations under this SECTION 7.1, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Seller acknowledges that a violation of this SECTION 7.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this SECTION 7.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such Affiliate of Seller to prevent any violations of this SECTION 7.1, without the necessity of posting a bond. The prevailing party in any action commenced under this SECTION 7.1 shall also be entitled to receive reasonable attorneys' fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this SECTION 7.1, any term, restriction, covenant or promise in this SECTION 7.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

         7.2. TAXES. (a) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets attributable to periods (or portions thereof) ending prior to the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets attributable to periods (or portions thereof) beginning on or after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending immediately prior to the Closing Date and the other beginning on the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

    (b) Notwithstanding SECTION 7.2(a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets shall be paid by Seller. Upon the request of Seller, Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

         7.3. DISCHARGE OF ICAT'S LIABILITIES. (a) Seller covenants and agrees that it will pay and discharge, and hold Buyer harmless from, each and every liability and obligation of Seller in respect of the Business or the Purchased Assets arising from events occurring prior to the Closing Date, excepting only the Assumed Liabilities, it being understood and agreed that Buyer is assuming no liabilities or obligations of Seller other than such Assumed Liabilities.

         (b) Buyer covenants and agrees that it will pay and discharge, and hold Seller harmless from, each and every liability and obligation of Buyer in respect of the Purchased Assets and Buyer's operation of ICAT arising from events occurring on or after the Closing Date, and in respect of the Assumed Liabilities. The parties understand and agree that Seller is assuming no liabilities or obligations with respect to the Assumed Liabilities and with respect to the Purchased Assets and Buyer's operation of ICAT arising on or after the Closing Date.

         7.4.  EMPLOYEES AND EMPLOYEE BENEFIT PLANS.   (a) Buyer shall offer
relocation packages and employment agreements to those key ICAT personnel and/or consultants listed on SCHEDULE 7.4 hereto, under such terms and conditions as shall be mutually agreed-upon between Buyer and such personnel. Except as specifically set forth in such terms and conditions as are mutually agreed-upon between Buyer and such personnel, Buyer shall be under no obligation to employ or otherwise engage any such personnel following Closing. Notwithstanding the foregoing, Seller shall use its best efforts to encourage all such personnel to accept employment or engagement with Buyer, if offered.

    (b)  Seller shall make available on an as-needed basis, for up to sixty
(60) days following the Closing Date, two consultants (Antoinette Baca and Roger Baer) to provide consulting services to Buyer in connection with the Business of ICAT. Buyer shall be entitled to such consulting services at no cost to Buyer, except that Buyer shall reimburse Seller for any reasonable travel or other out-of-pocket expenses incurred in connection therewith.

         7.5. ONGOING CONSULTING SERVICES. Seller shall make available Dr. Andrew Cruce on a part-time basis during normal business hours for a period of two (2) months following Closing as a consultant, to provide consulting services to Buyer in connection with the Business of ICAT. Buyer shall be entitled to such consulting services at no cost to Buyer, except that Buyer shall reimburse Seller or Dr. Cruce (as applicable) for any reasonable travel or other out-of-pocket expenses incurred in connection therewith.

         7.6. RECEIPT OF PAYMENTS AFTER THE CLOSING DATE. (a) Buyer agrees that upon receipt of any payment that is attributable to notes or accounts receivable of the Business existing immediately prior to the Closing

Date, Buyer shall immediately notify Seller of the same and shall promptly forward such payment to Seller. This section shall not apply to any payments received pursuant to the WTET Program, which is addressed separately and solely in accordance with the provisions of Section 6.6, SUPRA.

              (b) Seller agrees that upon receipt of any payment that is attributable to notes or accounts receivable of the Business generated following the Closing Date, Seller shall immediately notify Buyer of the same and shall promptly forward such payment to Buyer. This section shall not apply to any payments received pursuant to the WTET Program, which is addressed separately and solely in accordance with the provisions of Section 6.6, SUPRA.

         7.7. USE OF ICAT NAME BY SELLER. Seller agrees promptly after the Closing Date to discontinue its use of the name "ICAT", or any variation thereof.

         7.8. TRANSITION PERIOD. (a) Buyer shall have the right to use at no charge for up to sixty (60) days after the Closing Date the leased real property space currently occupied by the Business. Buyer agrees to indemnify and hold Seller harmless from all claims, demands, and liabilities (including attorneys' fees) arising from any such use, except normal and customary rent, utilities, and other ordinary operating expenses.

    (b) If any of the key employees listed in Schedule 7.4 do not accept employment with Buyer, Seller at the written request of Buyer shall make an offer to such employee(s) of continuing temporary employment as a consultant to Buyer, with salary to be paid by Buyer at such employee's current salary level (together with applicable payroll taxes and current employee benefits) during such period of temporary employment.

                                 ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
                --------------------------------------------

         The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         8.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by the President or any Vice President of Seller.

         8.2. NO RESTRAINT OR LITIGATION. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

         8.3. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies (except from the U.S. Navy with respect to the WTET program, which Buyer and Seller shall use their best efforts to novate the GSA contract, and contracts with customers which prohibit or limit assignability) which are necessary to consummate the transactions contemplated hereby, which are either specified in SCHEDULE 5.16 or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Business.

         8.4. NECESSARY CONSENTS. Seller shall have received consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits (except from the U.S. Navy with respect to the WTET program, and from GSA, both of which Buyer and Seller shall use their best efforts to novate, and except with respect to contracts with customers which prohibit or limit assignability) to which Seller is a party or by which Seller or any of the Purchased Assets is affected and which are specified in
SCHEDULE 5.16 or are otherwise necessary to prevent a material adverse change in the Purchased Assets, the Business or in the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Business.

         8.5  SETTLEMENT OF CLAIMS OR ACTIONS INVOLVING BUYER.

    (a) Seller shall have executed a mutual release and settlement agreement, in the form set forth at SCHEDULE 8.5, forever irrevocably and unconditionally releasing and discharging Buyer, together with its predecessors, successors, assigns, agents, partners, employees, representatives, agents, attorneys, parents, subsidiaries, and affiliates, from any and all claims, liabilities, actions, demands, damages, debts, suits, liens, obligations, losses, or expenses (all of the foregoing collectively referred to as the "Claims") related to or pertaining to the following matters: (i) the matter of FIREARMS TRAINING SYSTEMS, INC. VS. STATE OF CALIFORNIA DEPARTMENT OF GENERAL SERVICES, Case No. 95-CS-02580, or any matter related thereto; and (ii) any other pending matters or disputes between Buyer and Seller or ICAT, including without limitation any Claims of antitrust, restraint of trade, or unfair competition.

    (b) Such release shall not relieve Buyer of any obligations contained in this Agreement or any other agreement pertaining to this transaction.

    (c) Seller shall have withdrawn, discontinued, and abandoned, and shall have agreed to refrain from ever again pursuing, prosecuting, or repeating, any and all allegations, complaints, or contentions made to any third party which accuse Buyer, or any of its agents, employees, or affiliates, of antitrust, restraint of trade, or unfair competition in connection with any matters occurring prior to the date of Closing.

                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
                  ---------------------------------------------

         The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by the President or any Vice President of Buyer.

         9.2. NO RESTRAINT OR LITIGATION. No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

         9.3. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws.

         9.4  SETTLEMENT OF CLAIMS OR ACTIONS INVOLVING BUYER.

    (a) Buyer shall have executed a mutual release and settlement agreement, in the form set forth at SCHEDULE 8.5, forever irrevocably and unconditionally releasing and discharging Seller, together with its predecessors, successors, assigns, agents, partners, employees, representatives, agents, attorneys, parents, subsidiaries, and affiliates, from any and all claims, liabilities, actions, demands, damages, debts, suits, liens, obligations, losses, or expenses (all of the foregoing collectively referred to as the "Claims") related to or pertaining to the following matters: (i) the matter of FIREARMS TRAINING SYSTEMS, INC. VS. STATE OF CALIFORNIA DEPARTMENT OF GENERAL SERVICES, Case No. 95-CS-02580, or any matter related thereto; and (ii) any other pending matters or disputes between Buyer and Seller or ICAT, including without limitation any Claims of antitrust, restraint of trade, or unfair competition.

    (b) Such release shall not relieve Seller of any obligations contained in this Agreement or any other agreement pertaining to this transaction.

    (c) Buyer shall have withdrawn, discontinued, and abandoned, and shall have agreed to refrain from ever again pursuing, prosecuting, or repeating, any and all allegations, complaints, or contentions made to any third party which accuse Seller, or any of its agents, employees, or affiliates, of antitrust, restraint of trade, or unfair competition in connection with any matters occurring prior to the date of Closing.

                                   ARTICLE X

                                INDEMNIFICATION
                                ---------------

         10.1. INDEMNIFICATION BY SELLER. (a) Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expense incurred by such Buyer Group Member in connection with or arising from:

         (i) any breach by Seller of any of its covenants in this Agreement or in any Seller Ancillary Agreement;

         (ii) any failure of Seller to perform any of its obligations in this Agreement or in any Seller Ancillary Agreement;

         (iii) any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto; or

         (iv)  the failure of Seller to perform any Excluded Liability.

    (b) The indemnification provided for in this SECTION 10.1 shall terminate one (1) year after the Closing Date (and no claims shall be made by any Buyer Group Member under this SECTION 10.1 thereafter), except that the indemnification by Seller shall continue as to:

         (i) the representations and warranties set forth in SECTION 5.6 and the covenants of Seller set forth in SECTIONS 2.4, 5.2, 6.6, 7.2, 7.3, 7.6, 7.7, 11.2, and 11.13, which shall terminate five (5) years after the Closing Date ;

         (ii) the covenants of Seller set forth in SECTION 11.6, which shall terminate six (6) years after the Closing Date;

         (iii) the covenant set forth in SECTION 7.1, as to which the indemnification provided for in this SECTION 10.1 shall terminate one year after the expiration of the noncompetition period provided for therein; and

         (iv) any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of SECTION 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this SECTION 10.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this ARTICLE X, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this ARTICLE X.

         10.2. INDEMNIFICATION BY BUYER. (a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member in connection with or arising from:

         (i) any breach by Buyer of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement;

         (ii) any failure by Buyer to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement;

         (iii) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto; or

         (iv)  the failure of Buyer to perform any of the Assumed Liabilities.

    (b) The indemnification provided for in this SECTION 10.2 shall terminate one (1) year after the Closing Date (and no claims shall be made by Seller under this SECTION 10.2 thereafter), except that the indemnification by Buyer shall continue as to:

         (i) the covenants of Buyer set forth in SECTIONS 2.3, 6.2, 6.6, 7.2, 7.3, 7.6, 11.2, and 11.13, which shall terminate five (5) years after the Closing Date;

         (ii) the covenants of Buyer set forth in SECTION 11.6, which shall terminate six (6) years after the Closing Date; and

         (iii) any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of SECTION 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this
    SECTION 10.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this ARTICLE X, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this ARTICLE X.

         10.3.  NOTICE OF CLAIMS.  Any Buyer Group Member or Seller Group
Member (the "INDEMNIFIED PARTY") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "INDEMNITOR") a notice (a "CLAIM NOTICE") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; PROVIDED, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; PROVIDED FURTHER that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

         10.4. THIRD PERSON CLAIMS. (a) Subject to SECTION 10.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; PROVIDED, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof;

and PROVIDED, FURTHER, that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, PROVIDED that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

    (b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages or, where Seller is the Indemnitor, will have no continuing effect in any material respect on the Business or the Purchased Assets, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; PROVIDED, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, PROVIDED that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

                                  ARTICLE XI

                              GENERAL PROVISIONS
                              ------------------

    11.1. SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement to the extent provided in ARTICLE X.

    11.2. CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; PROVIDED, HOWEVER, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets, but Buyer may not use or disclose any information not reasonably related to the Business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

         11.3. NO PUBLIC ANNOUNCEMENT. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; PROVIDED that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations.

         11.4. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

         If to Buyer, to:

         FATS, Inc.
         7340 McGinnis Ferry Road
         Suwanee, Georgia 30174
         Attention:     David A. Apseloff, Vice President

         with a copy to:

         James G. Archer, Esq.
         SIDLEY & AUSTIN
         875 Third Avenue
         New York, New York 10022

         If to Seller, to:

         SBS Technologies, Inc.
         2400 Louisiana Boulevard, N.E.
         AFC Building 5, Suite 600
         Albuquerque, New Mexico 87110
         Attention:     James E. Dixon, Vice President - Finance and
                        Administration

         with a copy to:

         John P. Eastham, Esq.
         Bruce E. Castle, Esq.
         KEMP, SMITH, DUNCAN & HAMMOND, P.C.
         500 Marquette Avenue, N.W., Suite 1200
         Albuquerque, New Mexico 87102-5311

or to such other address as such party may indicate by a notice delivered to the other party hereto.

         11.5. SUCCESSORS AND ASSIGNS. (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other, except that the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of Seller, to FATS, Inc. or any corporation all of the outstanding capital stock of which is owned or controlled by Seller, PROVIDED that (i) the assignee shall assume in writing all of Buyer's obligations to Seller hereunder, (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment and
(iii) Seller's obligations under this Agreement shall be subject to the delivery by such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by Buyer in ARTICLE VI and an opinion of Buyer's counsel with respect to the assignee which is similar to the opinion with respect to Buyer set forth in EXHIBIT E. Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

         (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this SECTION 11.5 any right, remedy or claim under or by reason of this Agreement.

         11.6. ACCESS TO RECORDS AFTER CLOSING. For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of ICAT transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of ICAT prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.
Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this SECTION 11.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

         For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this SECTION 11.6. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

         11.7. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including without limitation the Confidentiality Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

         11.8. INTERPRETATION. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

         11.9. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         11.10. EXPENSES. Each party hereto will pay its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

         11.11. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

         11.12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

         11.13. FURTHER ASSURANCES. (a) On the Closing Date Seller shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (i) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its best efforts to secure to Buyer the benefits thereof in some other manner, or (ii) which are otherwise not transferable or assignable, to use its best efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

         (b) On the Closing Date and at any time thereafter, Buyer shall deliver all documents, instruments, certificates and take all steps as may be reasonably requested by Seller to fully consummate the transactions contemplated by this Agreement. In addition, Buyer shall make available after Closing to Seller, at Seller's expense, employees of Buyer as reasonably requested by Seller for litigation support relating to Seller's operation of the Business.

         11.14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New Mexico.

         11.15. SUBMISSION TO JURISDICTION. Seller and Buyer hereby irrevocably agree that any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby shall be determined and settled by arbitration to be held in Bernalillo County, New

Mexico in accordance with the commercial arbitration rules then effective of the American Arbitration Association. Any award rendered therein shall be final and binding on each and all of the parties, and judgment may be entered thereon in any court of competent jurisdiction.

         11.16. TIME OF THE ESSENCE. Time shall be of the essence with respect to each term and condition of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


FATS, INC.


By: /s/ David A. Apseloff
    ---------------------------
    David A. Apseloff
    Vice President


(Corporate Seal)



ATTEST:

/s/ Charles N. Bowen
-------------------------


SBS TECHNOLOGIES, INC.


By: /s/ James E. Dixon
    ---------------------------
      James E. Dixon,
      Vice President - Finance and Administration